FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Elite Financial Communications Group, LLC

Dodi Handy, President and CEO (Twitter: dodihandy)

For Media: Kathy Addison, COO (Twitter: kathyaddison)
(407) 585-1080 or via email at NAGP@efcg.net

NATIVE AMERICAN ENERGY GROUP restructrures TECHNOLOGY LICENSE AGREEMENT

Restructuring leads to cancellation of $400,000 in license fees and retirement of 1.9 million shares to treasury.

FOREST HILLS, NY – (MARKETWIRE) – April 26, 2012 – Native American Energy Group, Inc. (OTCQB: NAGP) today announced that it has amended its technology license agreement with Windaus Energy, Inc. (“Windaus”) a supplier of wind turbine energy products based out of Ontario, Canada.

NAGP and Windaus had originally entered a Technology License & Distribution Agreement on February 17, 2007 (the “TLDA”) which provided for license & distribution rights only for all lands within the state of New York and U.S. Indian lands and reservations with boundaries established by treaty, statute, and/or executive or court order, and recognized by the U.S. federal government as territory in which American Indian tribes and U.S. federally recognized tribes have jurisdiction which include Rancherias, Pueblos, Indian Colonies, Alaska Native Villages and owned by Alaska Native corporations, all of which were listed on Exhibit A to the TLDA (“U.S. Indian Lands”). On March 8, 2010, both parties amended the TLDA whereby the territory was increased to cover the entire United States with exclusive manufacturing rights throughout the territory in exchange for two million (2,000,000) shares of NAEG’s common stock and a cash commitment of $500,000 to Windaus (the “First Amendment”).

Due to NAGP’s current focus on its five well enhanced oil recovery program in Montana, it negotiated with Windaus to further amend the license agreement to reduce the licensed territory, relinquish NAGP’s manufacturing rights, and reduce the license fee under the First Amendment.

On April 25, 2012, the parties amended the TLDA (the “Second Amendment”) to reduce the licensed territory by approximately 95%, leaving NAGP only with distribution rights for all Indian Lands as specified in Exhibit A of the TLDA. Per the Second Amendment, Windaus agreed to adjust the License Fee in shares and in cash as follows: (i) decrease the amount of shares from 2,000,000 shares to 100,000 shares (95% less), with Windaus returning 2,000,000 shares to NAGP in exchange for NAGP issuing 100,000 shares to Windaus Global Energy, Inc.; and (ii) decrease the cash portion of the fee $500,000 to $100,000, of which $30,500 had already been paid as of the date of the Second Amendment leaving a balance of $69,500 owed to Windaus.

For more detailed information about the Second Amendment, please refer to NAGP’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

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About Native American Energy Group, Inc.

Native American Energy Group, Inc. is a New York-based, energy resource development and management company with three principal planned projects: development and management of its oil & gas interests and operations in the Williston Basin, Montana; development of coal-bed methane natural gas ("CBM") in the Cook Inlet Basin in Alaska; and planned implementation of vertical-axis wind turbine power generation technology for the production of clean, cost-efficient green energy on Native American tribal lands throughout the USA, including Alaska. Currently, NAGP is focused on its five well enhanced oil recovery program in the Williston Basin. For more information, please visit www.nativeamericanenergy.com or email NAGP@efcg.net.

Forward-Looking Statements

This release, (as well as media publications and videos accessible on our website and YouTube page: http://www.youtube.com/nativeamericanenergy), includes “forward-looking statements” as defined by the SEC. Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "estimate," "expect," "would," "target," "goal," "potential," and forms of those words and others indicate forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on our business are discussed in the Company's filings with the SEC, including its Annual Report on Form 10-K under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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